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Exhibit 21.1

Subsidiaries of Worldspan, L.P.

Subsidiary	Jurisdiction
Worldspan Andina S.R.L.	Peru
Worldspan BBN Holdings, LLC	California
Worldspan de Mexico, S.A. de C.V.	Mexico
Worldspan Digital Holdings, LLC	Delaware
Worldspan Dutch Holdings B.V.	Netherlands
Worldspan Greece Global Travel Information Services	Greece
Worldspan Hungary Kft.	Hungary
Worldspan iJet Holdings, LLC	Delaware
Worldspan International Inc.	Ontario, Canada
Worldspan Mercosul Ltda.	Brazil
Worldspan OpenTable Holdings, LLC	Georgia
Worldspan Poland Sp. zo.o	Poland
Worldspan S.A. Holdings II, LLC	Georgia
Worldspan Services Argentina, S.R.L.	Argentina
Worldspan Services Chile Limitada	Chile
Worldspan Services Costa Rica, SRL	Costa Rica
Worldspan Services Hong Kong Limited	Hong Kong
Worldspan Services Limited	England
Worldspan Services Romania S.R.L.	Romania
Worldspan Services Singapore PTE LTD	Singapore
Worldspan Services Venezuela, S.A.	Venezuela
Worldspan StoreMaker Holdings, LLC	Delaware
Worldspan South American Holdings LLC	Georgia
Worldspan Viator Holdings, LLC	Delaware
Worldspan XOL LLC	Georgia
WS Financing Corp.	Delaware

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Subsidiaries of Worldspan, L.P.